UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2014

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2200 Don Tyson Parkway, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On July 28, 2014, Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for its third quarter ended June 28, 2014. The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Limitation on Incorporation by Reference
In accordance with general instruction B.2 of Form 8-K, the information in Items 2.02 and 9.01 of this report, including Exhibit 99.1, is furnished pursuant to Items 2.02 and 9.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.
Item 8.01. Other Events.
The Company is disclosing under Item 8.01 of this Current Report the information set forth below.
Environmental Matter
On June 17, 2014, the Missouri attorney general filed a civil lawsuit against the Company concerning an incident that occurred in May 2014 in which some feed supplement was discharged from the Company’s plant in Monett, Missouri, to the City of Monett’s wastewater treatment plant allegedly leading to a fish kill in a local stream and odor issues around the plant. That lawsuit alleges six violations stemming from the incident, and seeks penalties against the Company, compensation for damage to the stream, and reimbursement for the State of Missouri’s costs in investigating the matter. The U.S. Environmental Protection Agency has also indicated to the Company that it has begun a criminal investigation into the incident. If the Company becomes subject to criminal charges, it may be subject to a fine and other relief, as well as government contract suspension and debarment. The Company is cooperating with the Environmental Protection Agency but cannot predict the outcome of its investigation at this time. It is also possible that other regulatory agencies may commence investigations and allege additional violations. Finally, the Company may be subject to claims from the City of Monett for causing it to violate various municipal regulations and for damages to the City’s treatment system.
The Company anticipates disclosing the substance of the information set forth in the immediately preceding paragraph in its Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2014 (the “10-Q”). This disclosure is based on information available to the Company as of July 28, 2014, and the disclosure (if any) included in the 10-Q will reflect the information available to the Company as of the date the Company finalizes the 10-Q.
Plan to Improve Prepared Foods Business
On July 25, 2014, the Company announced that, as part of ongoing efforts to improve the performance of its prepared foods business, it plans to discontinue operations at three facilities. The closings will enable the Company to use more of the available production capacity at some of its other prepared foods plants.

The Company’s Cherokee, Iowa, plant will close effective September 27, while the Company’s Buffalo, New York, and Santa Teresa, New Mexico, plants are expected to cease operations during the first half of calendar 2015. The decision will affect approximately 950 people, including 450 at Cherokee, 300 at Buffalo and 200 at Santa Teresa.

The planned closures are due to a combination of factors including changing product needs, the age of the Cherokee facility and prohibitive cost of its renovation and the distance of the Buffalo and Santa Teresa plants from their raw material supply in the Midwest. In addition, the closings will allow the Company to shift some of the production and equipment to other, more cost-efficient Company locations.

Affected workers will be encouraged to apply for openings within the Company and also will be invited to job fairs the Company plans to host. In addition, the Company intends to work with state officials to ensure the employees are informed about unemployment benefits and any potential re-training opportunities.

All three plants have been part of the Company since 2001, when the company acquired IBP, inc. The Cherokee plant, which the Company leases, was originally built in 1955 as a hog slaughter plant. It currently makes deli meats, hams, bacon and hot dogs. The Buffalo facility produces hot dogs, sausage and hams. It first opened in 1969 and operated as Russer Foods until 1999, when it was acquired by IBP. Santa Teresa makes a variety of cooked products including dinner meats, diced ham and roast beef. The facility was built by John’s Brothers and opened in the spring of 1982. It became part of IBP in 1994.
Sale of Mexico and Brazil Poultry Businesses
On July 28, 2014, the Company announced that it had reached a definitive agreement to sell its poultry businesses in Mexico and Brazil to JBS SA. The transaction is valued at $575 million (U.S.) and will be paid in cash. The transaction is pending the necessary government approvals in Mexico and Brazil and is expected to be completed by the end of the 2014 calendar year. The sale includes $400 million for Tyson de México and $175 million for Tyson do Brasil. The Company has had a presence in Mexico for 20 years and has owned poultry operations in Brazil since 2008. The Company’s Tyson de México and Tyson do Brasil poultry units generate combined annual sales of approximately $1 billion.
Tyson Foods’ Mexican business will be acquired through Pilgrim’s Pride, whose majority owner is JBS USA Holdings, Inc., a wholly owned subsidiary of JBS SA. The Brazilian business is to be acquired through JBS Foods, also a wholly owned subsidiary of JBS SA.
The Mexican business, known as Tyson de México, is a vertically integrated poultry business based in Gomez Palacio in North Central México. It has three plants and employs more than 5,400 team members in its plants, offices and seven distribution centers.
The acquisition of Tyson’s Brazil operations, known as Tyson do Brasil, involves three fully integrated production plants, two in Santa Catarina and one in the state of Parana. Tyson do Brasil employs 5,000 team members.
Tyson Foods will continue to serve customers in Mexico. The company will supply them with U.S.-produced chicken as well as chicken produced in Mexico, in part through a co-packaging arrangement with Pilgrim’s Pride.
Tyson Foods’ intends to remain focused on growing its poultry operations in Asia, which include three poultry plants in China and majority ownership of two poultry plants in India. Combined, these Asian operations employ approximately 5,000 people.

Preliminary Results of Operations for the Quarterly Period Ended June 28, 2014

On July 28, 2014, the Company issued a press release reporting the following preliminary results:

(in millions, except per share data)	Third Quarter		Nine Months
	2014	2013	2014	2013
Sales	$9,682	$8,731	$27,475	$25,480
Operating Income	351	419	1,124	959

Income from Continuing Operations	258	249	720	589
Loss from Discontinued Operation, Net of Tax	—	(4)	—	(70)
Net Income	258	245	720	519
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	(4)	(7)	2
Net Income Attributable to Tyson	$260	$249	$727	$517

Adjusted¹ Operating Income from Continuing Operations	$407	$419	$1,180	$959

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.73	$0.69	$2.05	$1.61
Adjusted¹ Net Income Per Share from Continuing Operations Attributable to Tyson	$0.75	$0.69	$2.07	$1.56

Net Income Per Share Attributable to Tyson	$0.73	$0.68	$2.05	$1.42
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.75	$0.68	$2.07	$1.52

¹Adjusted operating income and adjusted EPS is explained and reconciled to comparable GAAP measure below
Third Quarter Highlights

•	Reported EPS was $0.73; Adjusted EPS up 9% to $0.75 compared to EPS from continuing operations of $0.69 in third quarter of fiscal 2013

•	Quarterly sales up to $9.7 billion resulting in 11% increase over third quarter of fiscal 2013

•	Adjusted operating margin was 4.2%

•	Acquisition of the Hillshire Brands on track for closing in fourth quarter of fiscal 2014

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended June 28, 2014, and June 29, 2013)
	Third Quarter				Nine Months
			Volume	Avg. Price			Volume	Avg. Price
	2014	2013	Change	Change	2014	2013	Change	Change
Chicken	$2,829	$2,820	1.3%	(1.0)%	$8,327	$8,148	2.7%	(0.5)%
Beef	4,189	3,723	(0.9)%	13.5%	11,748	10,655	0.4%	9.8%
Pork	1,766	1,332	5.0%	26.3%	4,677	4,006	1.1%	15.4%
Prepared Foods	901	797	4.0%	8.7%	2,669	2,441	5.2%	4.0%
International	365	343	17.2%	(9.2)%	1,020	1,001	14.0%	(10.6)%
Other	—	—	n/a	n/a	—	47	n/a	n/a
Intersegment Sales	(368)	(284)	n/a	n/a	(966)	(818)	n/a	n/a
Total	$9,682	$8,731	2.2%	8.5%	$27,475	$25,480	2.5%	5.4%

Operating Income (Loss)
(for the third quarter and nine months ended June 28, 2014, and June 29, 2013)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2014	2013	2014	2013	2014	2013	2014	2013
Chicken	$195	$215	6.9%	7.6%	$682	$471	8.2%	5.8%
Beef	101	114	2.4%	3.1%	194	134	1.7%	1.3%
Pork	128	67	7.2%	5.0%	356	264	7.6%	6.6%
Prepared Foods	(50)	24	(5.5)%	3.0%	(13)	85	(0.5)%	3.5%
International	(15)	5	(4.1)%	1.5%	(73)	—	(7.2)%	—%
Other	(8)	(6)	n/a	n/a	(22)	5	n/a	n/a
Total	$351	$419	3.6%	4.8%	$1,124	$959	4.1%	3.8%
Note: During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. The International segment includes our foreign operations related to raising and processing live chickens in Brazil, China, India and Mexico. All periods presented have been reclassified to reflect this change.

Third quarter and nine months of fiscal 2014

•	Operating income was reduced by $49 million in the Prepared Foods segment for impairments related to the closure of three plants.

•	Operating income was reduced by $7 million in Other for third party transaction fees incurred as part of the Hillshire Brands acquisition.

•
Chicken - Sales volumes for the third quarter and nine months of fiscal 2014 grew as a result of stronger demand for chicken products and mix of rendered product sales. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income for the third quarter of fiscal 2014 was negatively impacted by rapidly rising costs of outside meat purchases as well as operational disruptions at two of our facilities. For the nine months of fiscal 2014, operating income increased due to higher sales volume and lower feed ingredient costs, partially offset by decreased average sales price. Feed costs decreased $120 million and $460 million for the third quarter and nine months of fiscal 2014, respectively.

•
Beef - Sales volumes decreased for the third quarter of fiscal 2014 due to a reduction in live cattle processed. However, sales volumes were up for the nine months of fiscal 2014 due to better domestic demand for our beef products, partially offset by reduced exports. Average sales price increased due to lower domestic availability of fed cattle supplies, which additionally drove up livestock costs. Operating income decreased for the third quarter of fiscal 2014 due to higher fed cattle costs and periods of reduced demand for beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased operating costs. For the nine months of fiscal 2014, operating income increased due to improved operational execution and maximizing our revenues relative to the rising live cattle markets, partially offset by increased operating costs.

•
Pork - Sales volumes increased as a result of better domestic demand for our pork products. Average sales price increased due to lower total hog supplies, which additionally resulted in higher input costs. Operating income increased as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - Sales volumes increased as a result of improved demand for our prepared foods products and incremental volumes from the purchase of three businesses. Average sales price increased due to better product mix and price increases associated with higher input costs. Operating income decreased as a result of higher raw material and other input costs of approximately $95 million and $160 million for the third quarter and nine months of fiscal 2014, respectively, and additional costs incurred as we invested in our growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect. Additionally, in the third quarter of fiscal 2014, we incurred a $49 million impairment charge related to the planned closure of three plants, which are expected to cease operation by mid-fiscal 2015.

•
International - Sales volumes increased as we grew our businesses in Brazil and China. Average sales price decreased due to poor export market conditions in Brazil, supply imbalances associated with weak demand in China and a less favorable pricing environment in Mexico. Operating income decreased due to poor operational execution in Brazil, challenging market conditions in Brazil and China and additional costs incurred as we grew our International operation.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales	$9,682	$8,731	$27,475	$25,480
Cost of Sales	9,045	8,049	25,502	23,791
Gross Profit	637	682	1,973	1,689

Selling, General and Administrative	286	263	849	730
Operating Income	351	419	1,124	959
Other (Income) Expense:
Interest income	(1)	(2)	(6)	(5)
Interest expense	25	36	78	109
Other, net	17	—	18	(19)
Total Other (Income) Expense	41	34	90	85
Income from Continuing Operations before Income Taxes	310	385	1,034	874
Income Tax Expense	52	136	314	285
Income from Continuing Operations	258	249	720	589
Loss from Discontinued Operation, Net of Tax	—	(4)	—	(70)
Net Income	258	245	720	519
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	(4)	(7)	2
Net Income Attributable to Tyson	$260	$249	$727	$517
Amounts attributable to Tyson:
Net Income from Continuing Operations	260	253	727	587
Net Loss from Discontinued Operation	—	(4)	—	(70)
Net Income Attributable to Tyson	$260	$249	$727	$517
Weighted Average Shares Outstanding:
Class A Basic	280	283	275	284
Class B Basic	70	70	70	70
Diluted	356	369	355	366
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.75	$0.73	$2.15	$1.69
Class B Basic	$0.68	$0.66	$1.94	$1.52
Diluted	$0.73	$0.69	$2.05	$1.61
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$(0.01)	$—	$(0.20)
Class B Basic	$—	$(0.02)	$—	$(0.18)
Diluted	$—	$(0.01)	$—	$(0.19)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.75	$0.72	$2.15	$1.49
Class B Basic	$0.68	$0.64	$1.94	$1.34
Diluted	$0.73	$0.68	$2.05	$1.42
Dividends Declared Per Share:
Class A	$0.075	$0.050	$0.250	$0.260
Class B	$0.068	$0.045	$0.226	$0.234

Sales Growth	10.9%		7.8%
Margins: (Percent of Sales)
Gross Profit	6.6%	7.8%	7.2%	6.6%
Operating Income	3.6%	4.8%	4.1%	3.8%
Income from Continuing Operations	2.7%	2.9%	2.6%	2.3%
Effective Tax Rate for Continuing Operations	16.8%	35.4%	30.4%	32.6%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 28, 2014	September 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$587	$1,145
Accounts receivable, net	1,624	1,497
Inventories	3,061	2,817
Other current assets	241	145
Total Current Assets	5,513	5,604
Net Property, Plant and Equipment	3,941	4,053
Goodwill	1,925	1,902
Intangible Assets	151	138
Other Assets	525	480
Total Assets	$12,055	$12,177

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$41	$513
Accounts payable	1,496	1,359
Other current liabilities	1,075	1,138
Total Current Liabilities	2,612	3,010
Long-Term Debt	1,784	1,895
Deferred Income Taxes	404	479
Other Liabilities	545	560

Total Tyson Shareholders’ Equity	6,694	6,201
Noncontrolling Interests	16	32
Total Shareholders’ Equity	6,710	6,233

Total Liabilities and Shareholders’ Equity	$12,055	$12,177

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 28, 2014	June 29, 2013
Cash Flows From Operating Activities:
Net income	$720	$519
Depreciation and amortization	382	387
Deferred income taxes	(64)	(21)
Convertible debt discount	(92)	—
Other, net	76	80
Net changes in working capital	(479)	(193)
Cash Provided by Operating Activities	543	772

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(437)	(425)
Purchases of marketable securities	(25)	(123)
Proceeds from sale of marketable securities	24	22
Acquisitions, net of cash acquired	(56)	(106)
Other, net	44	36
Cash Used for Investing Activities	(450)	(596)

Cash Flows From Financing Activities:
Payments on debt	(407)	(69)
Net proceeds from borrowings	28	48
Purchases of Tyson Class A common stock	(286)	(298)
Dividends	(76)	(87)
Stock options exercised	61	93
Other, net	26	13
Cash Used for Financing Activities	(654)	(300)

Effect of Exchange Rate Changes on Cash	3	(4)

Decrease in Cash and Cash Equivalents	(558)	(128)
Cash and Cash Equivalents at Beginning of Year	1,145	1,071
Cash and Cash Equivalents at End of Period	$587	$943

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 28, 2014	June 29, 2013	September 28, 2013	June 28, 2014

Net income	$720	$519	$778	$979
Less: Interest income	(6)	(5)	(7)	(8)
Add: Interest expense	78	109	145	114
Add: Income tax expense (a)	314	287	409	436
Add: Depreciation	362	354	474	482
Add: Amortization (b)	15	12	17	20
EBITDA	$1,483	$1,276	$1,816	$2,023

Total gross debt			$2,408	$1,825
Less: Cash and cash equivalents			(1,145)	(587)
Less: Short-term investments			(1)	(2)
Total net debt			$1,262	$1,236

Ratio Calculations:
Gross debt/EBITDA			1.3x	0.9x
Net debt/EBITDA			0.7x	0.6x

(a)	Includes income tax expense of discontinued operation.

(b)
Excludes the amortization of debt discount expense of $5 million and $21 million for the 9 months ended June 28, 2014, and June 29, 2013, respectively, and $28 million for the fiscal year ended September 28, 2013, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Reported net income from continuing operations per share attributable to Tyson	$0.73	$0.69	$2.05	$1.61

Less: $19 million recognized currency translation adjustment gain	—	—	—	(0.05)

Less: $40 million gain on unrecognized tax benefit	(0.11)	—	(0.11)	—

Add: $29 million Hillshire Brands acquisition fees paid to third parties	0.05	—	0.05	—

Add: $49 million impairment due to closure of three facilities	0.08	—	0.08	—

Adjusted net income from continuing operations per share attributable to Tyson	$0.75	$0.69	$2.07	$1.56

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Reported net income per share attributable to Tyson	$0.73	$0.68	$2.05	$1.42

Less: $19 million recognized currency translation adjustment gain	—	—	—	(0.05)

Add: $56 million impairment of non-core assets in China	—	—	—	0.15

Less: $40 million gain on unrecognized tax benefit	(0.11)	—	(0.11)	—

Add: $29 million Hillshire Brands acquisition fees paid to third parties	0.05	—	0.05	—

Add: $49 million impairment due to closure of three facilities	0.08	—	0.08	—

Adjusted net income per share attributable to Tyson	$0.75	$0.68	$2.07	$1.52

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Reported from continuing operations	$351	$419	$1,124	$959

Add: Hillshire Brands acquisition fees paid to third parties	7	—	7	—

Add: Impairment due to closure of three facilities	49	—	49	—

Adjusted from continuing operations	$407	$419	$1,180	$959

Adjusted operating income from continuing operations is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhance understanding of our financial performance. However, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.
The preliminary financial data included in this Current Report on Form 8-K has been prepared by and is the responsibility of the Company’s management.  PricewaterhouseCoopers LLP has not audited, reviewed, or compiled or performed any procedures with respect to the accompanying preliminary financial data.  Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements that are based on the Company’s management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect the Company and its results is included in the Company’s filings with the SEC.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

Exhibit Number	Description
99.1	Press Release, dated July 28, 2014, announcing the unaudited results of operations of Tyson Foods, Inc. for its third quarter ended June 28, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: July 28, 2014	By:	/s/ Dennis Leatherby

	Name:	Dennis Leatherby
	Title:	Executive Vice President and
Chief Financial Officer